                                                                    EXHIBIT 99.1

[GAYLORD ENTERTAINMENT LOGO]


            GAYLORD ENTERTAINMENT CO. REPORTS FIRST QUARTER EARNINGS

       GAYLORD HOTELS POSTS DOUBLE-DIGIT GROWTH IN REVPAR AND TOTAL REVPAR
                 TOTAL REVPAR SURPASSES $300 FOR GAYLORD HOTELS

NASHVILLE, Tenn. (May 2, 2006) -- Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the first quarter of 2006.

For the first quarter ended March 31, 2006:

         - Consolidated revenue increased 13.1 percent to $242.2 million from $214.0 million in the same period last year, led by strong revenue growth in the hospitality segment.

         - Income from continuing operations was $11.4 million, or $0.28 per share, compared to a loss from continuing operations of $9.0 million, or a loss of $0.23 per share in the prior-year quarter. The increase in income from continuing operations is due to strong growth in operating income, a $5.4 million non-recurring gain related to the collection of a note receivable held by ResortQuest previously considered to be uncollectible, and a $2.2 million pre-tax net unrealized gain in the value of the Company's Viacom stock investment and related derivatives in the first quarter of 2006 compared to a pre-tax net unrealized loss of $11.5 million in the first quarter of 2005.

         - Hospitality segment total revenue grew 16.1 percent to $165.5 million, compared to $142.5 million in the prior-year quarter, driven by strong revenue growth at both the Opryland and Texan properties. Gaylord Hotels revenue per available room(1) ("RevPAR") and total revenue per available room(2) ("Total RevPAR") increased 16.8 percent and 16.3 percent, respectively, compared to the first quarter of 2005.

         - Adjusted EBITDA(3) was $43.0 million compared to $31.8 million in the prior-year quarter.

         - Consolidated Cash Flow(4) ("CCF") increased 48.7 percent to $53.9 million in the first quarter of 2006 compared to $36.2 million in the same period last year. CCF for the first quarter of 2006 included a non-recurring $5.4 million gain related to the collection of a note receivable held by ResortQuest, previously considered to be uncollectible.


"This was a great quarter for the Company largely driven by the success of Gaylord Hotels, our unmatched network of convention properties, which delivered robust growth in revenue and CCF during the quarter," said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. "Our strong pipeline of advance bookings is clear evidence of the growing national awareness of our brand, as well as the delivery of a superior experience for our customers across all of our hotels. Hospitality segment Total RevPAR topped $300 for the first time, illustrating our success at attracting higher value customers who take advantage of our diverse outside-the-room offerings."

"This quarter also highlights the outstanding performance of the Gaylord Opryland, which grew revenues by more than 30 percent and CCF by more than 75 percent compared to the first quarter of 2005. The Gaylord National, scheduled to open its doors at the end of the first quarter of 2008, has achieved to date, cumulative net definite room nights booked approaching 600,000, a resounding affirmation of the Gaylord brand and business model."

SEGMENT OPERATING RESULTS

HOSPITALITY

Key components of the Company's hospitality segment performance in the first quarter of 2006 include:

         - Gaylord Hotels Total RevPAR increased 16.3 percent to $301.96, compared to $259.53 in the first quarter of 2005; Gaylord Hotels RevPAR increased 16.8 percent to $128.08 compared to $109.64 in the prior-year quarter. Very strong advance bookings across its system of hotels and solid transient demand allowed the Company to yield high RevPAR and Total RevPAR in the first quarter of 2006. In the first quarter, occupancy increased 5.8 percentage points while ADR increased
                  8.3 percent compared to the same period last year.

         - CCF increased 32.7 percent to $52.3 million in the first quarter of 2006 compared to $39.4 million in the same period last year. CCF margins for the hospitality segment increased 395 basis points to 31.6 percent from 27.7 percent in the prior-year quarter.

         - Gaylord Hotels' same-store net definite bookings for all future years, excluding Gaylord National, increased 37.2 percent to 225,300 net definite room nights booked in the first quarter of 2006.

         - Gaylord National booked an additional 25,300 net definite room nights in the first quarter of 2006, bringing cumulative net definite room nights to 572,000.

         - Gaylord Hotels' rotational bookings were strong at 46.3 percent in the first quarter of 2006, reflecting the continued loyalty of our meeting planners and our success at leveraging our network of hotels.


"Our hospitality properties continue to grow both occupancy and ADR, exhibiting our ability to achieve an increasingly higher yield for our hotel network. The Gaylord Opryland has re-emerged as a top convention hotel, benefiting from our strong dedication to customer service and from a favorable response to our ongoing room renovations," said Reed. "Meeting planners, transient guests and local residents have all become strong supporters of our convention hotels, best-in-class customer service, and award-winning dining and entertainment offerings. Solid demand for advance bookings is coming from the high-quality customers who take advantage of the multitude of amenities our hotels have to offer. Furthermore, our ability to rotate customers across all Gaylord Hotels enables us to secure long-term, multi-year, multi-property bookings, providing even greater earnings visibility and better yield across the network."

At the property level, Gaylord Opryland achieved revenues of $65.8 million in the first quarter of 2006, a 31.9 percent increase compared to the prior-year quarter. RevPAR increased 27.3 percent to $110.73, driven by a 7.5 percentage point occupancy increase and a 15.1 percent increase in ADR. Total RevPAR grew
32.5 percent to $254.71 in the first quarter of 2006 compared to $192.30 in the prior-year quarter, based on the hotel's success in attracting higher quality customers who contribute to the significant increases in ADR and outside-the-room spending. CCF grew 76.5 percent to $17.3 million versus $9.8 million in the first quarter of 2005. CCF margin increased 665 basis points to 26.3 percent from 19.6 percent in the prior-year quarter. CCF margin growth was a result of greater operating leverage due to strong ADR growth and improved expense management across the hotel. Opryland's multi-year room renovation program, which completed its first phase in the fourth quarter of 2005, is scheduled to resume in June and continue into the fourth quarter of 2006 with the renovation of an additional 428 rooms, or approximately 25,300 room nights. To complete the room renovation program, the Company expects to take approximately 79,250 room nights out of service at various times in 2007. No rooms were taken out of service during the first quarter of 2006.

Gaylord Palms posted a solid performance in the first quarter of 2006, increasing revenues slightly to $50.8 million. Gaylord Palms generated RevPAR growth of 2.6 percent to $164.23, driven by an 8.9 percent increase in ADR partially offset by a 5.2 percentage point decrease in occupancy. Coming off of a tremendous first quarter in 2005 with occupancy above 90 percent, the Palms posted a solid performance in a competitive market by maintaining high levels of occupancy and ADR in a typically high demand period for the hotel. Total RevPAR increased to $401.58, above the $400 mark for the first time since the hotel's opening in 2002. CCF was flat to the prior-year quarter at $18.8 million in the first quarter of 2006. This resulted in a decrease in CCF margin for the hotel of 57 basis points to 36.9 percent from 37.5 percent in the first quarter of 2005.

Gaylord Texan revenues increased 15.9 percent to $46.9 million in the first quarter of 2006 compared to $40.5 million in the prior-year quarter. RevPAR increased 19.6 percent to $140.27 from $117.24 in the first quarter of 2005, driven by a 12.1 percentage point increase in occupancy and a 1.9 percent increase in ADR. Total RevPAR grew 15.9 percent to $344.77 in the first quarter of 2006, from $297.54 in the same period last year. Strong gains in RevPAR and Total RevPAR were driven by a significant increase in occupancy levels and continued strength in outside-the-room spending from our group, transient and local customers. CCF increased 51.8 percent to a record $15.8 million from $10.4 million in the first quarter of 2005, resulting in a CCF margin of 33.7 percent, or a 797 basis point increase over the first quarter of 2005. Strong flow-through results at the hotel were driven, in part, by greater operational efficiencies achieved on incremental occupancy.

DEVELOPMENT UPDATE

Construction continues to progress on the Gaylord National, with advance bookings in the first quarter of 2006 growing by 15.2 percent compared to the prior-year quarter. The National booked an additional 25,300 room nights in the first quarter of 2006, bringing cumulative net definite room nights booked for the property to approximately 572,000. The National continues to set production records for Gaylord Hotels two years from its opening at the end of the first quarter of 2008.

"Construction on the Gaylord National is progressing as expected and our customers are eagerly awaiting the completion of the finest convention hotel on the East Coast," said Reed. "Advance bookings remain impressive for this property and, in March, we requested additional economic incentives from Prince George's County in order to help fund our 500-room expansion. We expect to hear a decision from Prince George's County in the near future and will update our shareholders on any developments. We remain disciplined on managing development costs and are confident that this project will deliver very strong returns for our shareholders."

In the first quarter of 2006, Gaylord incurred $30.4 million in capital expenditures related to the construction of the Gaylord National.

RESORTQUEST

ResortQuest revenues from continuing operations increased 2.3 percent in the first quarter of 2006 to $59.8 million, compared to $58.5 million in the prior-year quarter. RevPAR increased 2.8 percent to $89.74, driven by an 8.7 percent increase in ADR while occupancy decreased 3.4 percentage points to 57.8 percent in the first quarter of 2006. Operating income was $2.1 million compared to $1.8 million in the first quarter of 2005. ResortQuest CCF was $10.9 million compared to $5.6 million in the first quarter of 2005. ResortQuest CCF in the first quarter of 2006 includes a non-recurring $5.4 million gain related to the collection of a note receivable previously considered to be uncollectible.

In the first quarter of 2006, ResortQuest had 15,795 units under exclusive management, excluding units reflected in discontinued operations. ResortQuest operating statistics for all periods presented exclude units in discontinued markets and units out of service, which includes certain units damaged by hurricanes. Operating results for ResortQuest's non-core markets that are being exited are reflected in Gaylord's consolidated financial results as discontinued operations, net of taxes, for all periods presented.

"First quarter ResortQuest performance across most of our markets came in as expected," said Reed. "While we experienced softness in demand in our Florida markets and in Whistler, in addition to softness in our real estate brokerage operations in Florida, the rest of our markets generally performed as expected. Early indications from the website launch in February are encouraging as bookings through that channel are on the rise."

OPRY AND ATTRACTIONS

Opry and Attractions segment revenues increased to $16.8 million in the first quarter of 2006 compared to $12.9 million in the first quarter of 2005. Opry and Attractions reported an operating loss of $1.4 million for the period compared to an operating loss of $2.2 million in the first quarter of 2005. CCF increased to $0.1 million in the first quarter of 2006 from a CCF loss of $0.9 million in the prior-year quarter.

"We continue to expand our partnerships and distribution agreements, leveraging the significant brand recognition of the Grand Ole Opry," said Reed. "We remain very excited about our current partnerships, including our partnership with Great American Country ("GAC"), which places the Grand Ole Opry Live into a potential 40 million homes in the U.S."

CORPORATE AND OTHER

Corporate and Other operating loss totaled $12.4 million in the first quarter of 2006 compared to an operating loss of $9.8 million in the same period last year. Corporate and Other operating losses in the first quarter of 2006 increased over the prior year period in part due to the expensing of stock options. Corporate and Other CCF in the first quarter of 2006 decreased to a loss of $9.4 million compared to a loss of $7.9 million in the prior-year quarter.

BASS PRO SHOPS

For the quarter ended March 31, 2006, Gaylord's equity income from its investment in Bass Pro Group, LLC was $2.6 million.

LIQUIDITY

As of March 31, 2006, the Company had long-term debt outstanding, including current portion, of $607.2 million and unrestricted and restricted cash and short term investments of $67.4 million. $554.4 million of the Company's $600.0 million credit facility remains undrawn at the end of the first quarter of 2006, which included $15.6 million in letters of credit.

Gaylord is currently evaluating financing alternatives to fund Gaylord National's planned expansion costs and increased construction costs. Alternatives may include the issuance of debt or equity, economic incentives, the sale of assets, or a combination thereof.

OUTLOOK

The following outlook is based on current information as of May 2, 2006. The Company does not expect to update guidance until next quarter's earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

"Gaylord Hotels entered 2006 with strong bookings, which led to an excellent first quarter. Our cost control measures, another area of emphasis, allowed a high percentage of these revenues to flow to the bottom line. We expect to continue this forward momentum in Total RevPAR and RevPAR in subsequent 2006 quarters, as we attract the best customers, who take advantage of our varied outside-the-room offerings. We are, therefore, raising our 2006 full year guidance to reflect incremental additional top line growth and the benefits of our expense control measures."

"ResortQuest is off to a solid start, but we have some caution about our Florida markets for the balance of the year," continued Reed. "The overall market's pace of bookings and real estate sales are soft in comparison to prior years. We have conducted research specific to previous ResortQuest customers who have not yet booked and have found that vacationers, by and large, remain interested in booking but have yet to do so. Therefore, the booking window is being compressed and at this time our visibility into third quarter 2006 for ResortQuest is somewhat limited. As a result, we are lowering our guidance to $16 to $21 million in CCF for the year, which includes the $5.4 million collection of a note receivable recognized in the first quarter of 2006."

Gaylord's 2006 outlook reflects approximately 25,300 room nights out of service due to the room renovation at Gaylord's Opryland Hotel.

                                                       2006                         2006
                                                      PRIOR                          NEW
----------------------------------             -------------------           -------------------
CONSOLIDATED REVENUE                           $924 -- 961 Million           $924 - $961 Million

CONSOLIDATED CASH FLOW
              Gaylord Hotels                   $158 - $161 Million           $163 -- 168 Million
              ResortQuest                       $21 - $26 Million             $16 -- 21 Million
              Opry and Attractions              $10 - $11 Million             $10 -- 11 Million
              Corporate and Other              ($37 - $35 Million)           $(37 -- 35 Million)
                                               -------------------           -------------------
              Consolidated CCF                 $152 - $163 Million           $152 -- 165 Million

GAYLORD HOTELS ADVANCE BOOKINGS                1.3 -- 1.4 Million             1.3 -- 1.4 million
GAYLORD HOTELS REVPAR                                7% - 9%                       8% - 10%
GAYLORD HOTELS TOTAL REVPAR                          7% - 9%                       8% - 10%

WEB CAST AND REPLAY

Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for at least 30 days.

ABOUT GAYLORD ENTERTAINMENT
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands - Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation's largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music's finest performers for 80 consecutive years. The Company's entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.gaylordentertainment.com.

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, increased costs associated with building and developing new hotel facilities, business levels at the Company's hotels, risks associated with ResortQuest's business, the Company's ability to successfully integrate and achieve operating efficiencies at ResortQuest, and the ability to obtain financing for new developments. The Company's ability to achieve forecasted results for its ResortQuest business depends upon levels of occupancy at ResortQuest units under management, returning damaged units to service on a timely basis and the successful roll-out of new ResortQuest technology initiatives. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

1 The Company calculates revenue per available room ("RevPAR") for its hospitality segment by dividing room sales by room nights available to guests for the period. The Company calculates revenue per available room ("RevPAR") for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. The Company's ResortQuest segment revenue represents a portion of the gross lodging revenues based on the services provided by ResortQuest. ResortQuest segment revenue and operating expenses include certain reimbursed management contract expenses incurred in the period of $10.6 million and $9.9 million for the three months ended March 31, 2006 and 2005, respectively.

2 The Company calculates total revenue per available room ("Total RevPAR") by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.

4 As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company's 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, the non-cash portion of the naming rights and Florida ground lease expense, non-recurring ResortQuest integration charges which when added to other expenses related to the merger do not exceed $10 million, stock option expense, the non-cash gain on the sale of the songs.com domain name, the non-cash gain or loss on the disposal of other fixed assets, and adds (subtracts) other gains (losses) (including the $5.4 million gain on the collection of a note receivable held by ResortQuest) and dividends received from our minority investment in RHAC, L.L.C., which owns the Aston Waikiki Beach Hotel. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company's business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to
         1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

INVESTOR RELATIONS CONTACTS:                          MEDIA CONTACTS:
----------------------------------                    --------------------
David Kloeppel, CFO                                   Elliot Sloane
Gaylord Entertainment                                 Sloane & Company
(615) 316-6101                                        (212) 446-1860
dkloeppel@gaylordentertainment.com                    esloane@sloanepr.com

~OR~

Key Foster, VP Treasury
& Investor Relations
Gaylord Entertainment
(615) 316-6132
kfoster@gaylordentertainment.com

~OR~

Josh Hochberg
Sloane & Company
(212) 446-1892
jhochberg@sloanepr.com

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited
                      (In thousands, except per share data)



                                                                     THREE MONTHS ENDED
                                                                          MAR. 31
                                                                   ----------------------
                                                                     2006         2005
                                                                   ---------    ---------
Revenues (a)                                                       $ 242,155    $ 214,013
Operating expenses:
   Operating costs (a)                                               152,227      136,106
   Selling, general and administrative (b)                            45,866       45,140
   Preopening costs                                                    1,062          943
   Depreciation and amortization                                      21,302       20,937
                                                                   ---------    ---------
      Operating income                                                21,698       10,887
                                                                   ---------    ---------

Interest expense, net of amounts capitalized                         (17,830)     (18,091)
Interest income                                                          707          579
Unrealized loss on Viacom stock                                      (13,235)     (17,163)
Unrealized gain on derivatives                                        15,392        5,637
Income from unconsolidated companies                                   2,756        1,472
Other gains and (losses), net (c)                                      6,090        2,450
                                                                   ---------    ---------

      Income (loss) before provision (benefit) from income taxes      15,578      (14,229)

Provision (benefit) for income taxes                                   4,208       (5,183)
                                                                   ---------    ---------

      Income (loss) from continuing operations                        11,370       (9,046)
Income from discontinued operations, net of taxes                      1,789          189
                                                                   ---------    ---------
      Net income (loss)                                            $  13,159    $  (8,857)
                                                                   =========    =========


Basic net income (loss) per share:
      Income (loss) from continuing operations                     $    0.28    $   (0.23)
      Income from discontinued operations, net of taxes            $    0.05    $    0.01
                                                                   ---------    ---------
      Net income (loss)                                            $    0.33    $   (0.22)
                                                                   =========    =========

Fully diluted net income (loss) per share:
      Income (loss) from continuing operations                     $    0.27    $   (0.23)
      Income from discontinued operations, net of taxes            $    0.05    $    0.01
                                                                   ---------    ---------
      Net income (loss)                                            $    0.32    $   (0.22)
                                                                   =========    =========
Weighted average common shares for the period:
      Basic                                                           40,311       39,983
      Fully-diluted                                                   41,395       39,983




(a) Includes certain ResortQuest reimbursed management contract expenses incurred in the period of $10,561 and $9,926 for the three months ended March 31, 2006 and 2005, respectively.

(b) Includes non-cash lease expense of $1,664 and $1,638 for the three months ended March 31, 2006 and 2005, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense and other property lease expense on a straight-line basis. Also includes non-cash expense of $0 and $64 for the three months ended March 31, 2006 and 2005, respectively, related to the effect of recognizing the Naming Rights Agreement for the Gaylord Entertainment Center on a straight-line basis.

(c) Includes a non-recurring $5.4 million gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the three months ended March 31, 2006.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    Unaudited

                                 (In thousands)

                                                                                      MAR. 31,        DEC. 31,
                                                                                        2006           2005
                                                                                     ----------      ----------
                                     ASSETS
Current assets:
   Cash and cash equivalents - unrestricted                                          $   36,975      $   59,797
   Cash and cash equivalents - restricted                                                30,414          23,651
   Short-term investments                                                                     -               -
   Trade receivables, net                                                                61,115          37,168
   Deferred financing costs                                                              26,865          26,865
   Deferred income taxes                                                                  8,562           8,861
   Other current assets                                                                  35,070          29,298
   Current assets of discontinued operations                                              1,239           2,649
                                                                                     --------------------------
      Total current assets                                                              200,240         188,289

Property and equipment, net of accumulated depreciation                               1,438,827       1,404,419
Intangible assets, net of accumulated amortization                                       26,520          27,828
Goodwill                                                                                174,442         178,088
Indefinite lived intangible assets                                                       40,315          40,315
Investments                                                                             419,117         429,295
Estimated fair value of derivative assets                                               236,464         220,430
Long-term deferred financing costs                                                       21,751          29,144
Other long-term assets                                                                   16,586          14,136
Long-term assets of discontinued operations                                                 436             646
                                                                                     --------------------------
   Total assets                                                                      $2,574,698      $2,532,590
                                                                                     ==========================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt and capital lease obligations                   $    1,819      $    1,825
   Accounts payable and accrued liabilities                                             203,455         190,692
   Current liabilities of discontinued operations                                         1,551           3,650
                                                                                     --------------------------
      Total current liabilities                                                         206,825         196,167

Secured forward exchange contract                                                       613,054         613,054
Long-term debt and capital lease obligations, net of current portion                    605,358         598,475
Deferred income taxes                                                                   179,749         177,652
Estimated fair value of derivative liabilities                                            4,500           1,994
Other long-term liabilities                                                              91,975          96,564
Long-term liabilities and minority interest of discontinued operations                      108             117
Stockholders' equity                                                                    873,129         848,567
                                                                                     --------------------------
   Total liabilities and stockholders' equity                                        $2,574,698      $2,532,590
                                                                                     ==========================

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                      SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited

                    (In thousands, except operating metrics)

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION ("ADJUSTED EBITDA") AND CONSOLIDATED CASH FLOW ("CCF")
RECONCILIATION:                                                            THREE MONTHS ENDED MAR. 31,
                                                                -------------------------------------------------
                                                                        2006                     2005
                                                                -----------------------   -----------------------
                                                                    $            MARGIN       $            MARGIN
                                                                -----------------------   -----------------------

Consolidated
   REVENUE                                                      $ 242,155         100.0%  $ 214,013         100.0%

   NET INCOME (LOSS)                                            $  13,159           5.4%  $  (8,857)         -4.1%
     Loss (income) from discontinued operations, net of taxes      (1,789)         -0.7%       (189)         -0.1%
     (Benefit) provision for income taxes                           4,208           1.7%     (5,183)         -2.4%
     Other (gains) and losses, net                                 (6,090)         -2.5%     (2,450)         -1.1%
     (Income) loss from unconsolidated companies                   (2,756)         -1.1%     (1,472)         -0.7%
     Unrealized (gain) loss on derivatives                        (15,392)         -6.4%     (5,637)         -2.6%
     Unrealized loss (gain) on Viacom stock                        13,235           5.5%     17,163           8.0%
     Interest expense, net                                         17,123           7.1%     17,512           8.2%
                                                                -----------------------   -----------------------
   OPERATING (LOSS) INCOME                                         21,698           9.0%     10,887           5.1%
     Depreciation & amortization                                   21,302           8.8%     20,937           9.8%
                                                                -----------------------   -----------------------
   ADJUSTED EBITDA                                                 43,000          17.8%     31,824          14.9%
     Pre-opening costs                                              1,062           0.4%        943           0.4%
     Non-cash lease expense                                         1,664           0.7%      1,638           0.8%
     Non-cash naming rights for Gaylord Arena                           -           0.0%         64           0.0%
     Non-recurring ResortQuest integration charges (1)                  -           0.0%      1,078           0.5%
     Stock Option expense                                           1,646           0.7%          -           0.0%
     Other gains and (losses), net (2)                              6,090           2.5%      2,450           1.1%
     Gain on sale of songs.com                                          -           0.0%       (926)         -0.4%
     Gain on sale of assets                                             -           0.0%       (825)         -0.4%
     Loss on disposal of fixed assets                                 253           0.1%          -           0.0%
     Dividends received from RHAC, LLC                                172           0.1%          -           0.0%
                                                                -----------------------   -----------------------
   CCF                                                          $  53,887          22.3%  $  36,246          16.9%
                                                                =======================   =======================

Hospitality segment
   REVENUE                                                      $ 165,464         100.0%  $ 142,501         100.0%
   OPERATING INCOME                                                33,389          20.2%     21,009          14.7%
     Depreciation & amortization                                   16,140           9.8%     15,844          11.1%
     Pre-opening costs                                              1,062           0.6%        943           0.7%
     Non-cash lease expense                                         1,575           1.0%      1,638           1.1%
     Stock Option expense                                             169           0.1%          -           0.0%
     Other gains and (losses), net                                      2           0.0%         12           0.0%
                                                                -----------------------   -----------------------
   CCF                                                          $  52,337          31.6%  $  39,446          27.7%
                                                                =======================   =======================

ResortQuest segment
   REVENUE                                                      $  59,848         100.0%  $  58,508         100.0%
   OPERATING INCOME                                                 2,107           3.5%      1,800           3.1%
     Depreciation & amortization                                    2,734           4.6%      2,693           4.6%
     Non-recurring ResortQuest integration charges (1)                  -           0.0%      1,078           1.8%
     Non-cash lease expense                                            89           0.1%          -           0.0%
     Stock Option expense                                             343           0.6%          -           0.0%
     Other gains and (losses), net (2)                              5,430           9.1%          2           0.0%
     Dividends received from RHAC, LLC                                172           0.3%          -           0.0%
                                                                -----------------------   -----------------------
   CCF                                                          $  10,875          18.2%  $   5,573           9.5%
                                                                =======================   =======================


Opry and Attractions segment
   REVENUE                                                      $  16,765         100.0%  $  12,857         100.0%
   OPERATING LOSS                                                  (1,371)         -8.2%     (2,156)        -16.8%
     Depreciation & amortization                                    1,414           8.4%      1,398          10.9%
     Stock Option expense                                              24           0.1%          -           0.0%
     Other gains and (losses), net                                   (266)         -1.6%       (105)         -0.8%
     Loss on disposal of fixed assets                                 253           1.5%          -           0.0%
                                                                -----------------------   -----------------------
   CCF                                                          $      54           0.3%  $    (863)         -6.7%
                                                                =======================   =======================

Corporate and Other segment
   REVENUE                                                      $      78                 $     147
   OPERATING LOSS                                                 (12,427)                   (9,766)
     Depreciation & amortization                                    1,014                     1,002
     Non-cash naming rights for Gaylord Arena                           -                        64
     Stock Option expense                                           1,110                         -
     Other gains and (losses), net                                    924                     2,541
     Gain on sale of songs.com                                          -                      (926)
     Gain on sale of assets                                             -                      (825)
                                                                --------------------      -----------------------
   CCF                                                          $  (9,379)                $  (7,910)
                                                                ====================      =======================

(1) Under the terms of Gaylord's bond indentures and credit facility, non recurring costs and expenses related to the merger of ResortQuest and Gaylord Entertainment in Nov. 2003 are excluded from the calculation of Consolidated Cash Flow ("CCF"). Non-recurring ResortQuest integration charges include severance payments, rebranding expenses, technology integration charges and other related non-recurring expenses related to the merger, not to exceed a total of $10 million.

(2) Includes a non-recurring $5.4 million gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the three months ended March 31, 2006.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited
                    (in thousands, except operating metrics)


                                        ----------------------------------
                                            THREE MONTHS ENDED MAR. 31,
                                        ----------------------------------
                                            2006                 2005
                                        -------------        -------------
HOSPITALITY OPERATING METRICS:

GAYLORD HOSPITALITY SEGMENT

Occupancy                                       79.9%                74.1%
Average daily rate (ADR)                $     160.28         $     147.93
RevPAR                                  $     128.08         $     109.64
OtherPAR                                $     173.88         $     149.89
Total RevPAR                            $     301.96         $     259.53

Revenue                                 $    165,464         $    142,501
CCF                                     $     52,337         $     39,446
CCF Margin                                      31.6%                27.7%

GAYLORD OPRYLAND

Occupancy                                       77.6%                70.1%
Average daily rate (ADR)                $     142.78         $     124.09
RevPAR                                  $     110.73         $      86.96
OtherPAR                                $     143.98         $     105.34
Total RevPAR                            $     254.71         $     192.30

Revenue                                 $     65,757         $     49,861
CCF                                     $     17,275         $      9,785
CCF Margin                                      26.3%                19.6%

GAYLORD PALMS

Occupancy                                       85.1%                90.3%
Average daily rate (ADR)                $     193.09         $     177.26
RevPAR                                  $     164.23         $     160.10
OtherPAR                                $     237.35         $     238.16
Total RevPAR                            $     401.58         $     398.26

Revenue                                 $     50,816         $     50,396
CCF                                     $     18,762         $     18,896
CCF Margin                                      36.9%                37.5%

GAYLORD TEXAN

Occupancy                                       81.5%                69.4%
Average daily rate (ADR)                $     172.19         $     168.96
RevPAR                                  $     140.27         $     117.24
OtherPAR                                $     204.50         $     180.30
Total RevPAR                            $     344.77         $     297.54

Revenue                                 $     46,886         $     40,462
CCF                                     $     15,811         $     10,419
CCF Margin                                      33.7%                25.8%

NASHVILLE RADISSON AND OTHER (1)

Occupancy                                       70.5%                60.8%
Average daily rate (ADR)                $      90.28         $      87.48
RevPAR                                  $      63.68         $      53.20
OtherPAR                                $      13.46         $      12.16
Total RevPAR                            $      77.14         $      65.36

Revenue                                 $      2,005         $      1,782
CCF                                     $        489         $        346
CCF Margin                                      24.4%                19.4%

RESORTQUEST OPERATING METRICS:

RESORTQUEST SEGMENT (2)

Occupancy                                       57.8%                61.2%
ADR                                     $     155.13         $     142.70
RevPAR                                  $      89.74         $      87.30
Total Units                                   15,795               17,664


(1) Includes other hospitality revenue and expense

(2) Excludes units in discontinued markets and units out of service, including units damaged by hurricanes.

                        GAYLORD ENTERTAINMENT COMPANY AND
                                  SUBSIDIARIES
                        RECONCILIATION OF FORWARD-LOOKING
                                   STATEMENTS
                                    Unaudited
                    (in thousands, except operating metrics)

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION ("ADJUSTED EBITDA") AND CONSOLIDATED
CASH FLOW ("CCF") RECONCILIATION:
                                                        Guidance Range
                                                       (Full Year 2006)
                                                     LOW                HIGH
                                                  ----------         ----------
Consolidated
   ESTIMATED OPERATING INCOME (LOSS)              $   33,960         $   46,960
     Estimated Depreciation & amortization            89,200             89,200
                                                  ----------         ----------
   ESTIMATED ADJUSTED EBITDA                      $  123,160         $  136,160
     Estimated Pre-opening costs                       5,700              5,700
     Estimated Non-cash lease expense                  6,400              6,400
     Estimated Stock Option Expense                    6,900              6,900
     Estimated Gains and (losses), net                 9,840              9,840
                                                  ----------         ----------
   ESTIMATED CCF                                  $  152,000         $  165,000
                                                  ==========         ==========

Hospitality segment
   ESTIMATED OPERATING INCOME (LOSS)              $   83,400         $   88,400
     Estimated Depreciation & amortization            66,300             66,300
                                                  ----------         ----------
   ESTIMATED ADJUSTED EBITDA                      $  149,700         $  154,700
     Estimated Pre-opening costs                       5,700              5,700
     Estimated Non-cash lease expense                  6,400              6,400
     Estimated Stock Option Expense                    1,200              1,200
     Estimated Gains and (losses), net                     -                  -
                                                  ----------         ----------
   ESTIMATED CCF                                  $  163,000         $  168,000
                                                  ==========         ==========

ResortQuest segment
   ESTIMATED OPERATING INCOME (LOSS)              $   (4,200)        $      800
     Estimated Depreciation & amortization            12,500             12,500
                                                  ----------         ----------
   ESTIMATED ADJUSTED EBITDA                      $    8,300         $   13,300
     Estimated Stock Option Expense                    1,500              1,500
     Estimated Gains and (losses), net                 6,200              6,200
                                                  ----------         ----------
   ESTIMATED CCF                                  $   16,000         $   21,000
                                                  ==========         ==========

Opry and Attractions segment
   ESTIMATED OPERATING INCOME (LOSS)              $    4,160         $    5,160
     Estimated Depreciation & amortization             5,600              5,600
                                                  ----------         ----------
   ESTIMATED ADJUSTED EBITDA                      $    9,760         $   10,760
     Estimated Stock Option Expense                      100                100
     Estimated Gains and (losses), net                   140                140
                                                  ----------         ----------
   ESTIMATED CCF                                  $   10,000         $   11,000
                                                  ==========         ==========

Corporate and Other segment
   ESTIMATED OPERATING INCOME (LOSS)              $  (49,400)        $  (47,400)
     Estimated Depreciation & amortization             4,800              4,800
                                                  ----------         ----------
   ESTIMATED ADJUSTED EBITDA                      $  (44,600)        $  (42,600)
     Estimated Stock Option Expense                    4,100              4,100
     Estimated Gains and (losses), net                 3,500              3,500
                                                  ----------         ----------
   ESTIMATED CCF                                  $  (37,000)        $  (35,000)
                                                  ==========         ==========